Calculation of Ratios of Earnings to Fixed Charges               Exhibit (12.0)
General Signal Corporation

(Dollars in millions) Year Ended December 31,      1994         1993       1992     1991      1990
Earnings:
Earnings (loss) from continuing operations
  before income taxes and extraordinary items     $160.3       $139.1      $9.5     $97.4     $15.5
Add: fixed charges                                  20.2         22.6      35.3      39.3      46.4
                                                    ----         ----      ----      ----      ----
                                                  $180.5       $161.7     $44.8    $136.7     $61.9
                                                  ======       ======     =====    ======     =====
Fixed charges:
  Interest expense                                 $14.4        $18.0     $28.6     $31.8     $37.2
  One-third of rent expense                          5.8          4.6       6.7       7.5       9.2
                                                     ---          ---       ---       ---       ---
                                                   $20.2        $22.6     $35.3     $39.3     $46.4
                                                   =====        =====     =====     =====     =====
Ratio                                               8.94         7.15      1.27      3.48      1.33
                                                    ====         ====      ====      ====      ====